UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2012

AXIS CAPITAL HOLDINGS LIMITED
(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road
Pembroke, Bermuda HM 08
(Address of principal executive offices, including zip code)

(441) 405-2600
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2012, AXIS Specialty U.S. Services, Inc., a subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the “Company”), entered into Amendment No. 1 to the Employment Agreement dated December 31, 2010 with Dennis B. Reding, its Chief Operating Officer. Under the terms of the amendment with Mr. Reding, he will continue to serve as the Company’s Chief Operating Officer until December 31, 2015. His annual base salary will be $500,000 and he will be eligible to participate in the Company’s non-equity incentive plan at an incentive target of 100% of base salary. Mr. Reding also will be eligible to participate in the Company’s 2007 Long Term Equity Compensation Plan in 2013 for 2012 performance, with a target of 37,500 restricted shares. Commencing in 2014, Mr. Reding will be eligible to receive a bonus cash award in lieu of further equity awards for 2013, 2014 and 2015 performance, with an annual award target equal to the value of 18,500 shares of the Company’s common stock at the time of the award, subject to the discretion of the Compensation Committee of the Company’s Board of Directors. The foregoing description is a summary only, and is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 1 to Employment Agreement by and between Dennis B. Reding and AXIS Specialty U.S. Services, Inc., dated December 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2012

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel